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                                                                     EXHIBIT 8.1
                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                               November 26, 1997


                         Agreement and Plan of Merger,
                         -----------------------------
                          Dated as of August 20, 1997,
                          ----------------------------
                  By and Between Comverse Technology, Inc. and
                  --------------------------------------------
                            Boston Technology, Inc.
                            -----------------------


Dear Sirs:

     We have acted as counsel for Comverse Technology, Inc., a New York corporation ("CT"), in connection with the proposed merger (the "Merger") of Boston Technology, Inc., a Delaware corporation ("BT"), with and into CT pursuant to an Agreement and Plan of Merger, dated as of August 20, 1997, by and between CT and BT (the "Merger Agreement").


     In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of CT and BT (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC") on November 26, 1997 and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement), (iii) the representations made by CT, BT and certain stockholders of BT in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

     Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) CT and BT will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

     Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     We hereby consent to your filing this opinion as part of the Proxy Statement/Prospectus and to the reference to our firm appearing under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.
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     This opinion is being provided solely for the benefit of CT and the shareholders of CT. No other person or party shall be entitled to rely upon this opinion.


                                        Sincerely,


                                        /s/ CRAVATH, SWAINE & MOORE

Board of Directors of Comverse Technology, Inc.
  Comverse Technology, Inc.
      170 Crossways Park Drive
         Woodbury, New York 11797